Exhibit 9.1

September 5, 2025

Securities and Exchange Commission

100 F Street NE

Washington DC 20549

Re: Atombeam Technologies (the “Company”)

We have read the statements under Item 6 of the Current Report on Form 1-K to be filed with the Securities and Exchange Commission on September 5, 2025 regarding the change of auditors. We agree with all statements pertaining to us. We have no basis to agree or disagree with the other statements made by the Company in the Form 1-K.

/s/ IndigoSpire CPA, PC

IndigoSpire CPA, PC

San Jose, CA

September 5, 2025